Exhibit 8

                [WOODS, ROGERS & HAZLEGROVE, P.L.C. LETTERHEAD]

                                  WOODS, ROGERS
                                & HAZLEGROVE PLC

                                Attorneys at Law



                                November 13, 1998


Roanoke Gas Company
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016

RGC Resources, Inc.
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016

Ladies and Gentlemen:

        We have acted as counsel to Roanoke Gas Company, a Virginia public service corporation ("RGC"), and RGC Resources, Inc., a Virginia corporation (the "Holding Company"), in connection with a planned corporate restructuring (the "Reorganization"), in which RGC will become a subsidiary of the Holding Company, and the current holders of the outstanding shares of RGC common stock, par value $5.00 per share ("RGC Common Stock"), will become holders of all the outstanding shares of the Holding Company's common stock, par value $5.00 per share ("Holding Company Common Stock"). The Reorganization and related transactions are more fully described in the Form S-4 Registration Statement of the Holding Company filed with the Securities and Exchange Commission (the "Registration Statement"), to which this opinion is an exhibit, and in the Proxy Statement/Prospectus (the "Prospectus") comprising a part of the Registration Statement. The Reorganization will be effected pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated as of September 28, 1998, attached as Appendix A to the Prospectus. Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Merger Agreement.

        In connection with this opinion, we have assumed, with your consent, that (1) the Reorganization will be effected in accordance with the Merger Agreement and the laws of the Commonwealth of Virginia and in the manner described in the Registration Statement, (2) all the provisions of the Merger Agreement will be complied with, (3) the Merger Agreement and the Prospectus describe the entire transaction and all related transactions, (4) the facts and representations made to us in certificates from the Holding Company and RGC, dated November 13, 1998 executed by a duly appointed officer of each corporation, are true and correct, and (5) there will be no change in any of the facts or representations material to this opinion between the date of this opinion and the Effective Time.


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        Based upon and subject to the foregoing, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus, Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,



                                s/Woods, Rogers & Hazlegrove, P.L.C.
                                WOODS, ROGERS & HAZLEGROVE, P.L.C.



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